UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Possis Medical Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held December 13, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Thursday, December 13, 2007, at 4:00 p.m., Central Time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota 55402, for the following purposes:

1.	To elect seven directors.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record as of the close of business on Friday, October 26, 2007, will be entitled to vote at the meeting.

Your attention is respectfully directed to the enclosed proxy statement and card. Your vote is important. Whether or not you expect to attend the Annual Meeting in person, please (1) date, sign and promptly mail the enclosed proxy card in the return envelope provided; (2) call the toll-free number listed on the proxy card; or (3) vote via the Internet as indicated on the proxy card.

By Order of the Board of Directors

IRVING R. COLACCI
Vice President, General Counsel and Secretary

Dated: November 2, 2007

Possis Medical Inc. • 9055 Evergreen Boulevard NW • Minneapolis, MN  55433-8003 USA
Phone: (763) 780-4555   Toll Free 1-800-810-7677 Fax: (763) 780-2227

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 13, 2007

SOLICITATION AND REVOCATION OF PROXIES, VOTING RIGHTS

We are furnishing this proxy statement to you as part of our solicitation of proxies for the Possis Annual Meeting of Shareholders that will be held on December 13, 2007. We are soliciting proxies on behalf of our Board of Directors.

You must be a record holder of our common stock at the close of business on October 26, 2007, to be entitled to this notice and to vote at the Annual Meeting. On October 26, 2007, we had 16,987,283 shares of common stock, our only voting securities, outstanding. Each share of our common stock is entitled to one vote on each matter presented at the meeting. You do not have the right to cumulate your votes in the election of our directors.

You may vote your shares in three ways: (i) through the Internet; (ii) by a toll-free telephone call; or (iii) by completing and returning the enclosed proxy card. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify your identity, allow you to give voting instructions and confirm that your instructions have been recorded properly. If you vote through the Internet or by telephone you do not need to return a proxy card.

You have the right to revoke your proxy at any time before we convene the Annual Meeting. Any revocation, however, must be dated and in writing, regardless of how you voted your shares, and signed in exactly the same manner as you signed the proxy. To be effective, the revocation must be received by our corporate Secretary at our principal offices in Minneapolis, Minnesota, or delivered to our representative who will be seated at the door of the meeting hall, before the start of the meeting.

If you properly complete, and have not revoked, a proxy it will be voted as you have instructed. If you sign a proxy but do not indicate how we should vote, it will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of all of the director nominees. If you abstain from voting as to any matter, then the shares held by you will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to that matter, but will not be deemed to have been voted in favor of the matter. Abstentions as to any proposal, therefore, will have the same effect as a vote against the proposal. If a broker returns a proxy indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares will not be deemed to be represented at the meeting for purposes of calculating the vote for approval of the matter, but will be deemed to be present for purposes of determining the presence of a quorum.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others that forward solicitation material to, and obtain proxies from, beneficial owners of our common stock. In addition to the use of the mails, proxies may be solicited in person or by telephone, letter or facsimile. Proxies may be solicited by our officers or other employees, who will receive no special compensation for their services. This proxy statement and the enclosed form of proxy are first being sent to shareholders on approximately November 5, 2007.

ELECTION OF DIRECTORS

(Proposal Number One)

Seven directors will be elected at the Annual Meeting to serve until the next Annual Meeting or until their successors are elected and qualified.

Directors are elected by a plurality of the votes cast, which means that the seven nominees receiving the highest number of votes will be elected. Unless instructed not to vote for the election of directors or not to vote for any specific nominee, proxies will be voted FOR the election as directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the named proxies may vote for such other person as they, in their discretion, may determine.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

The table below provides biographical information furnished by our nominees. Each nominee has held his or her principal occupation for more than the past five years, unless otherwise indicated.

Name	Position	Age	Director Since
Robert G. Dutcher	Mr. Dutcher was hired as General Manager of our medical product subsidiary in 1985 and subsequently became its President. He served as Executive Vice President of the parent company from June 1992 until October 1993. He has served as our President and Chief Executive Officer since the medical products subsidiary and parent were combined in 1993 and was elected Chairman of the Board of Directors in December 2001. Mr. Dutcher also serves as a director of Daktronics, Inc.	62	1993

Mary K. Brainerd	Ms. Brainerd has been President and Chief Executive Officer of HealthPartners, Inc., a family of non-profit Minnesota health care organizations, since 2002. She served as Executive Vice President and Chief Operating Officer of HealthPartners from 2000 to 2002.	54	2001

Seymour J. Mansfield	Mr. Mansfield is a founder, officer and shareholder of Mansfield, Tanick & Cohen, P.A., a Minneapolis, Minnesota law firm.	62	1987

William C. Mattison	Mr. Mattison retired in 2003 as a Principal of Gerard, Klauer, Mattison & Co., Inc., an institutional equity research and banking firm.	60	1999

Whitney A. McFarlin	Mr. McFarlin has been retired since 1998. He served as Chairman, President, and Chief Executive Officer of Angeion Corporation, a medical device company, from 1993 to 1998.	67	1998

Donald C. Wegmiller	Mr. Wegmiller has been a Senior Consultant and Advisor with Clark Consulting Healthcare Group since 2005. From 2002 to 2005 he was the Chairman of Clark Consulting, a compensation and benefits consulting firm. Mr. Wegmiller serves as a director of ADESA, Inc. and Omnicell, Inc.	69	1987

Rodney A. Young	Mr. Young has been the President and Chief Executive Officer of Medical Graphics Corporation, a medical device company, since November 2004. He served as Chairman, Chief Executive Officer and President of LecTec Corporation from 1996 to 2003. Mr. Young serves as a director of Angeion Corporation and Health Fitness Corporation.	52	1999

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During fiscal year 2007, the Board of Directors held five meetings, one of which was a telephonic meeting. Actions were also taken by written consent. All director nominees attended at least 75% of all meetings of the Board and the committees of which they are members.

We encourage, but do not require, directors to attend the annual meeting of shareholders. All directors attended our 2006 annual meeting of shareholders. Our Board of Directors has determined that all current directors, with the exception of Robert Dutcher, are “independent” for purposes of federal regulations and listing requirements of the NASDAQ Global Market.

Committees

During fiscal year 2007, the Board of Directors maintained the committee structure first established in 2004 and maintained four standing committees to address Board business. In addition, the Board’s independent directors meet as a group on a regular basis, typically as part of scheduled Board meetings, with no members of management present. For each member of the Board, the following table lists their committee memberships and indicates the number of times each committee met during fiscal year 2007.

Committees
	Board	Audit	Compensation	Nominating & Governance	Executive & Strategic Planning
Dutcher	Chair				X
Brainerd	X		X	X
Mansfield	X		X	Chair	X
Mattison	X	X		X	X
McFarlin	X	Chair		X
Wegmiller	X		Chair	X	Chair
Young	X	X		X
Meetings	4	0	1	2	0
Telephonic Meetings	1	4	2	0	0

Executive and Strategic Planning Committee. The Executive and Strategic Planning Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board, for formulating and recommending general policies for Board consideration, for working with management in the development of its annual Strategic Plan, and for advising the Board on strategic issues. It operates under a charter available on our website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for the director nomination and election process, succession planning, and corporate governance issues. It determines the criteria and qualifications of director nominees based on qualification criteria that it develops. The Committee will apply these criteria for nominees identified by the Committee, by share-holders, or through some other source. The Committee’s membership consists of all members of the Board who meet the independence requirements of the Nasdaq listing standards. In addition, Seymour J. Mansfield serves as Lead Director and chairs the Committee. His duties and responsibilities as Lead Director are described in the Committee’s Charter, which governs the activities of the Committee and is available on our website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. To propose a nominee for our 2008 Annual Meeting, you should send a letter addressed to the Chairman of the Nominating and Governance Committee no later than July 7, 2008, specifying the proposed nominee’s name, biographical information and contact information. We generally require that each director be an individual of highest character and integrity, have substantial experience which is of particular relevance to Possis, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our stockholders. The Nominating and Governance Committee has discretion as to the determination of which individuals will best fit these criteria.

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight of the quality and integrity of our accounting, auditing and reporting practices, and such other duties as directed by the Board. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement. All members of the Audit Committee are independent, as defined in Rule 4350(d)(2) of the NASD. The Board of Directors has determined that Whitney A. McFarlin is an audit committee financial expert within the meaning of SEC regulations but that neither of the other two members of the Committee are Audit Committee Financial Experts. The Committee operates under a charter, which is available on our website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

Compensation Committee. The Compensation Committee is responsible for defining and administering our executive compensation program. The responsibilities and activities of the Compensation Committee are discussed in this proxy statement under the caption Compensation Discussion and Analysis. The Committee operates under a charter, which is available on our website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

Director Compensation

Directors who are not employees receive an annual retainer of $7,500, meeting fees of $2,000 per Board meeting attended in person, and $1,000 for each telephonic Board meeting attended. We also pay the chair of each committee an additional annual retainer of $3,000, pay members of the Executive and Strategic Planning Committee an annual retainer of $6,000, pay members of other committees an annual retainer of $1,500, and pay meeting fees of $500 for each committee meeting attended as committee Chair and $250 for each committee meeting attended as a committee member. Our Lead Director receives an additional $15,000 annual retainer.

Under our 1999 Stock Compensation Plan, outside directors receive options to purchase 4,000 common shares on the first business day of each calendar year. The exercise price of these options is equal to the fair market value on date of grant. Fifty percent of these options vest after six months and the remainder vest after one year. Beginning with options granted in January 2007, all options to directors expire in five years, instead of the ten year expiration period provided in all grants prior to that date. Directors also receive, on the first business day of each calendar year, restricted stock having a value on the date of grant equal to their annual retainer of $7,500. New directors receive an option to purchase 8,000 shares of common stock upon initial election to the Board.

We also have a stock option program to promote retention of outside directors for a period long enough to allow for a full understanding of our business, to encourage solid judgments that lead to sustained business success and to aid in the recruitment of new qualified directors. Following election to a sixth annual term, directors receive a 20,000 share stock option grant and additional grants of 4,000 shares annually for ten years. Vesting of these grants is contingent on three levels of appreciation in the value of our common stock. One-third of the initial grant vests if the stock appreciates 20% in value; one-third vests if the stock appreciates 40% in value; and the final third vests if the stock appreciates 60% in value. In addition, all options granted under this program continue to be eligible for vesting for five years following retirement from service as a director and vest, in any event, five years following the date of the grant.

Pursuant to our 1999 Stock Compensation Plan, each outside director may elect to receive director fees in the form of discounted stock options. Each director must make an election each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50 percent of the fair market value of the stock on the date of grant, which is the first business day of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant. The number of shares subject to each option is calculated by dividing the fees owed to the particular director by the discounted exercise price. Going forward, these grants will remain exercisable for five years. For calendar year 2007, all directors, with the exception of Ms. Brainerd, elected to receive these fees in discounted stock options.

The following table reflects all compensation awarded to, earned by, or paid to our non-employee directors during fiscal year 2007.

	Director Compensation Table
Name	Fees Earned(1)	Stock Awards(2)	Option Awards(3), (4)	Total(5)
Mary K. Brainerd	$20,500	$7,500	$154,800	$182,800
Seymour J. Mansfield	$43,500	$7,500	$22,320	$73,320
William C. Mattison	$27,000	$7,500	$44,400	$78,900
Whitney A. McFarlin	$23,500	$7,500	$44,400	$75,400
Donald C. Wegmiller	$32,000	$7,500	$22,320	$61,820
Rodney A. Young	$21,000	$7,500	$44,400	$72,900

(1) Fees are paid on a calendar year basis. All directors elected to receive their calendar 2006 directors fees, otherwise payable in cash, in the form of discounted stock options as described herein.

(2) Each non-employee director was granted restricted stock on the first business day of the calendar year equal in value to the $7,500 annual retainer. The $7,500 divided by the fair market value on the date of grant equals the number of shares granted. A total of 3,174 shares of stock was granted on January 2, 2007, 529 shares to each of the six non-employee directors.

(3) All options were granted on January 2, 2007.

(4) All non-employee directors received 4,000 stock options valued at $5.58. Mr. Young , Mr. Mattison, Mr. McFarlin and Ms. Brainerd received 4,000 additional options under the Company’s director retention option program. These options vest based on achievement of specified stock appreciation over time and are valued  differently for each price point, but at an overall average value of $5.52. In addition, Ms. Brainerd was granted 20,000 options on January 2, 2007, as the initial grant under the director retention option program, which we valued at the same level as the 4,000 share grants under the director retention program.

(5) Non-employee directors held the following stock options as of October 3, 2007: Mary K. Brainerd, 65,647; Seymour Mansfield, 108,117; William Mattison, 88,231; Whitney McFarlin, 98,093; Donald Wegmiller, 29,197 and Rodney Young, 70,218.

Shareholder Communication Policy

Shareholders may communicate with the our Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: Possis Medical, Inc., 9055 Evergreen Blvd. NW, Minneapolis, MN  55433, c/o Irving R. Colacci, Vice President, General Counsel and Secretary. All communications will be compiled by the General Counsel of the Company and submitted to the Board or the individual directors on a periodic basis.

Code Of Ethics

We have adopted a formal Code of Ethics that is applicable to all of our officers, directors and employees, including our senior financial officers. It is the responsibility of any employee, officer or director to report any violations of our code of ethics to the Company’s General Counsel or the Chair of its Audit Committee. Our Code of Ethics is available on our website at www.possis.com under the Investors/Corporate Overview/Corporate Governance tab.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to fiscal 2007 and written representations from reporting persons, we believe that all filing requirements applicable to our executive officers and directors have been complied with.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership as of October 3, 2007, by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, by each of our “named executive officers” (as defined under the heading “Executive Compensation”) and by all directors and executive officers as a group.

Name of Beneficial Owner or Identity of Group	Amount Beneficially Owned (1)	Total % of Class

Royce and Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,114,359	10.9

Black River Asset Management, LLC 12700 Whitewater Drive Minnetonka, MN 55343	1,297,986	6.7

Robert G. Dutcher	611,785	3.1

Mary K. Brainerd	42,237	*

Seymour J. Mansfield	221,789	1.1

William C. Mattison, Jr.	190,154	*

Whitney A. McFarlin	83,158	*

Donald C. Wegmiller	58,831	*

Rodney A. Young	40,701	*

Irving R. Colacci	189,739	*

Jules L. Fisher	24,795	*

James D. Gustafson	221,836	1.1

Shawn F. McCarrey	183,877	*

Directors and Executive Officers as a Group (12 persons)	2,113,162	10.9

(1)    Includes shares owned indirectly by trusts, spouses, minor children and options that are currently exercisable or will become exercisable within sixty days of October 3, 2007, as follows:  Mr. Dutcher, 589,034 shares; Ms. Brainerd, 39,647 shares;  Mr. Mansfield, 170,321 shares; Mr. Mattison, 143,564; Mr. McFarlin, 79,568 shares; Mr. Wegmiller, 27,199 shares; Mr. Young, 37,711 shares; Mr. Colacci, 185,150 shares; Mr. Gustafson, 212,725 shares; Mr. McCarrey, 154,423 shares; Mr. Fisher, 18,275 shares; and for all directors and executive officers as a group, 1,873,871 shares.

(2)    Based on a Schedule 13G filed by Royce and Associates, LLC, dated January 24, 2007. Represents shares over which Royce and Associates has sole voting and dispositive power.

(3)    Based on a Schedule 13G filed by Black River Asset Management, LLC, dated February 14, 2007. Represents shares over which Black River Asset Management, LLC, has shared voting and disposition power as the advisor to Black River Long/Short Fund, LTD and Black River Long/Short Opportunity Fund, LLC.

* Denotes ownership of less than 1% of shares outstanding

EXECUTIVE COMPENSATION

Executive Officers:

The following table presents information about our executive officers (other than Mr. Dutcher, who is described under the Proposal No.1 relating to election of directors):

Name	Age	Position	Officer Since

Irving R. Colacci	54	Vice President, Legal Affairs and Human Resources, General Counsel and Secretary, and Chief Governance Officer	October 1988
Jules L. Fisher	53	Vice President, Finance and Chief Financial Officer	May 2005
James D. Gustafson	51	Senior Vice President, Research, Development, Engineering, Clinical Evaluation and Chief Quality Officer.	January 1994
Shawn F. McCarrey	49	Executive Vice President, Worldwide Sales and Marketing	April 2001
Robert J. Scott	62	Vice President, Manufacturing Operations and Information Technology, and Chief Security Officer	October 1993

Irving R. Colacci joined us in 1988 as Secretary and Corporate Counsel. Since 1993, he has served as General Counsel and Vice President, Legal Affairs and Human Resources; and in August 2005 was designated as Chief Governance Officer.

Jules L. Fisher joined us as Chief Financial Officer, Vice President of Finance, in May 2005. Prior to that time, Mr. Fisher served as a consultant with Certes Financial Pros since November 2004 and was Corporate Controller of American Medical Systems from February to September 2004. Mr. Fisher was the Chief Financial Officer of Medical CV, Inc. from December 2001 to February 2004. From 1996 until December 2001, Mr. Fisher served as Vice President and Chief Financial Officer at Minntech Corporation.

James D. Gustafson has served as a Vice President since January 1994, and has been responsible for our Quality Assurance and Regulatory/Clinical Affairs since June 1993. In August 2001, Mr. Gustafson assumed responsibility for research, development, and engineering functions, and in August 2005 he assumed responsibility for all clinical evaluation activities and was designated Chief Quality Officer.

Shawn F. McCarrey became our Director of U.S. Sales in December 1998 and became Vice President of U.S. Sales in April 2001. In February 2003 he became Vice President of Worldwide Sales and Executive Vice President of Worldwide Sales and Marketing in August 2005.

Robert J. Scott joined our medical subsidiary in 1985 and has served as Vice President of Manufacturing since 1993. He assumed responsibility for Information Technology in 2001. In August 2005 he was designated as Chief Security Officer.

Compensation Discussion and Analysis

Compensation Objectives. Our executive compensation philosophy and practices are intended to retain and provide an incentive for increased performance by our current executives and to facilitate recruitment of new executives. We believe that compensation paid to our executive officers should be closely aligned with our performance on both a short-term and long-term basis and should be linked to specific measurable results intended to increase shareholder value. Our executive compensation program is designed to achieve the following objectives:

•                  Attract and retain executives important to our success and the creation of value for our shareholders;

•                  Motivate our executives to achieve corporate and individual performance objectives intended to enhance shareholder value; and

•                  Reward our executives for the achievement of corporate and individual performance objectives, creation of shareholder value and contribution to our short and  long-term success.

In order to achieve these objectives, our compensation committee, with the authorization of our Board, has designed the executive compensation program using the following philosophy and principles:

•                  We target base salaries at or below the median of the peer group and short-term cash bonuses at or above the peer group, thus allocating a greater portion of each executives salary and bonus compensation to achievement of annual corporate and individual objectives;

•                  We target total compensation at the 50th to 75th percentile of companies in our peer group, with the opportunity to earn total compensation above the market median when achievement of performance objectives exceed plan targets;

•                  We favor having a significant component of variable compensation tied to results and achievement;

•                  We differentiate individual compensation among our executives based on responsibility, education, experience, job performance and potential; and

•                  We provide long-term incentives in the form of equity participation through restricted stock and stock options and retirement enhancement through participation in an employer contributed deferred compensation program.

Determination of Compensation Awards. Our compensation committee, operating under a written charter adopted by our Board, has the primary authority to determine compensation for our executive officers. Compensation committee determinations are presented to and ratified by the Board. The compensation committee is comprised entirely of independent directors within the meaning of the rules of the NASDAQ market. For the past several years, the compensation committee has retained the services of Financial Concepts, Inc. (“FCI”), an independent executive compensation consultant, to advise on competitive pay practices and the amounts and nature of compensation paid to executive officers at similar companies, including a specified peer group of companies. Typically, the committee utilizes the services of FCI to establish a three-year compensation program, with less extensive services utilized annually to ensure that the three-year program remains appropriate. FCI was retained during fiscal year 2007 to perform an extensive analysis of compensation and to present its recommendations for our fiscal year 2008 executive compensation program. FCI reported directly to the compensation committee and the committee had sole authority to engage and terminate its services. The compensation committee also uses senior management staff as needed to gather relevant historical data and prepare analyses to assist in the evaluation of compensation data.

At the invitation of the Committee, our chief executive officer participates in a portion of most compensation committee meetings, although he is not present and does not participate in the final consultation on his compensation. To aid our compensation committee in making its determination and recommendations to the Board, our chief executive officer provides an assessment of performance for each executive officer.

Using the input from the compensation consultant and the chief executive officer, and with other information supplied by administrative staff, our compensation committee reviews all components of the compensation package for the executive officers including:

•                  annual base salary;

•                  cash bonuses based on corporate and individual performance;

•                  equity compensation;

•                  accumulated realized and unrealized stock option and restricted stock grants;

•                  contributions to deferred compensation plans;

•                  the dollar value to the executive and cost of perquisites; and

•                  the actual and projected payout obligations under the our change-in-control agreements.

In order to allocate total compensation among the above components, the compensation committee considers and discusses the merits of several structures and decides on the structure that best meets both our needs and the needs of the executives.

Compensation Benchmarking and Peer Group. For 2007, as in prior years, our compensation committee relied on compensation comparisons prepared by its outside compensation consultant in reviewing compensation for our executive officers. The committee reviewed the average total target cash compensation for each named executive officer and the average number and value of equity-based awards considering individual job responsibility levels on both a single year and historical basis. The consultant’s data included a market analysis to ascertain the relative compensation positions of the chief executive officer and other executive officers compared to a peer group of medical device companies. We have traditionally relied on a peer group of companies that includes those used to prepare the comparative five-year cumulative total return chart that has appeared in the annual proxy statement. In 2007, however, the peer group was expanded to include five additional companies. The expanded peer group allowed our compensation committee to compare our executive compensation to more companies with a similar position in their growth cycle and comparable in market capitalization. The peer group used included: Arthocare Corp., Datascope Corp., Kensey Nash Corp., Merit Medical Systems, Inc., Spectronetics Corp., Angiodynamics, Inc., Cantel Medical Corp., ev3 Inc., Polymedica Corp. and FoxHollow Technologies, Inc. All elements of compensation pay were considered. In order to determine the competitive market within the peer group and to validate the data obtained, data from multiple survey sources was also examined. A different combination of surveys was used for each executive in an effort to accurately match survey data to individual job function. Sources for survey data included Watson Wyatt, Stanton, the Employer Association, Qualcomp and the Manufacturers Alliance.

Any proposed revisions to compensation levels are discussed, modified as needed to reflect individual and specific circumstances and acted upon following a comprehensive review of corporate and individual performance against previously established goals and objectives. In order to attract, retain and motivate its executives, the compensation committee believes that total compensation should generally fall between the 50th and 75th percentile of remuneration provided by comparable peer group companies. This approach ensures us that we remain competitive in our markets even though we tend to keep base salaries below the peer group median.

Executive Compensation Program. Our executive compensation program and the policies that govern its implementation are outlined briefly below. The elements of the program are:

•                  Base Salary

•                  Short-Term Incentive Bonus

•                  Long-Term Equity Awards

•                  Retirement Benefits

•                  Other Personal Benefits

Base Salary. Base salaries for executive officers are set at levels that the compensation committee believes are generally competitive with levels of compensation paid to executive officers of other comparably-sized medical device manufacturers based on analysis and recommendations provided by FCI, market data reflecting base salaries paid by comparably-sized medical device manufacturers, and individual performance of the executive. Our overall performance, shareholder return, and progress toward achieving specific objectives are also important factors in setting compensation for the chief executive officer and, to a lesser extent, for other officers. Annual salary adjustments are generally modest.

Consistent with our policy of setting base salary at or slightly below the median of executives at peer companies, for the 2007 fiscal year our compensation committee raised base salaries in amounts from 5-6 percent. Base salaries for fiscal year 2008 were increased by 9 percent for the chief executive officer to raise his salary from the 25th percentile to the 40th percentile and 5 percent for all other executive officers. The $390,000 base salary of our chief executive officer for fiscal year 2008 was approximately 5 percent below the mean of the salaries of executives in our peer group. The $200,000 base salary of our chief financial officer was approximately 11 percent below the mean. At $190,000, our general counsel was approximately 16 percent below the mean; at $204,000 our vice president of sales was 8 percent below the mean; at $189,600 our vice president of research and clinical evaluation was 13 percent below the mean; and at $160,000 our vice president of manufacturing and IT was 29 percent below the mean.

Short-Term Incentive Bonus. The compensation committee has established an annual short-term incentive bonus program for officers. The incentive bonus is intended to reward annual performance and help attract and retain qualified executives. Under the incentive bonus program, the executive officers are eligible to receive a cash bonus payment following the conclusion of the fiscal year, contingent on achievement of predetermined performance goals.

Our incentive bonus program for 2007 was established by the compensation committee in August 2006, at the same time as adjustments were made in base salaries. The program provided, generally, that at targeted performance levels, the executives would receive a bonus that placed their total compensation above the median for similarly situated executives based on statistics provided by the compensation consultant. For our chief executive officer, payout at target levels would have caused his total compensation, when combined with base salary, to be in the 50th percentile of total compensation in the peer group.

Seventy percent of the 2007 bonus program was based on achievement of corporate financial  objectives and thirty percent was based on achievement of non-financial performance milestones. The financial objectives consisted of a total revenue target of $71 million, broken down both annually and by quarterly sales by product franchise, pre-tax income of $610,000 for the full year and further subdivided by quarter, and a gross profit margin for the year of 71.5 percent, also broken down by quarterly performance. Non-financial goals included the ability to launch new products following appropriate regulatory approval, obtaining regulatory clearance on specified applications, completion or significant progress on specified clinical studies, completion of specified new product development activities, publication of significant clinical studies and completion of a specific investment/acquisition project involving a third-party company.

Our compensation committee determines the extent to which performance objectives have been met or exceeded. The amount of the incentive bonus paid is set by the compensation committee after the committee determines the level of goal achievement for the year. Based on an overall corporate performance assessment of 81.4 percent of target objectives for 2007, the chief executive officer qualified for a cash bonus of $194,800, which represented 84.3 percent of his target award after factoring in an assessment of his individual performance. For 2008, the chief executive officer will be eligible to receive a cash bonus of $260,000 if corporate and individual performance is assessed at 100 percent.

For 2007, the other executive officers received cash bonuses in amounts that ranged from 84 percent to 86 percent of target based on the 81.4 percent corporate performance assessment and application of individual assessments that represented 25 percent of their total awards. For 2008, executive officers will be eligible to receive cash bonuses ranging from $107,000 to $200,000, depending on their position, and based on a 100 percent assessment of corporate and individual performance.

Long-Term Equity Awards. Long-term equity awards, in the form of restricted stock and stock options, are granted annually to the chief executive officer and other executive officers consistent with our executive incentive compensation program. The combination of restricted stock and stock options are intended to encourage executive retention, maximize individual performance and strengthen the alignment of management interests with that of the shareholders. In making awards under our incentive compensation program, the compensation committee considers total compensation and the appropriate combination of equity-based awards. The amount of long-term equity awards granted to the chief executive officer and other executive officers is based upon the compensation committee’s assessment of corporate performance in relation to goals and objectives established at the beginning of the fiscal year and each executive’s expected future contributions. In granting restricted stock and stock options to the chief executive officer and other executive officers, the compensation committee also considers the impact of the grant on our financial performance, as determined in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R).

The committee attempts to limit the maximum number of restricted stock and stock option awards to employees in each year, exclusive of options to new employees and extraordinary grants compelled by special circumstances, to two percent or less of the shares we have issued and outstanding. In addition, and in order to reduce or eliminate dilution of shareholders’ interests, we  intend to continue to attempt to repurchase at least as many shares in the open market under our current stock repurchase program as are awarded in stock options and restricted stock .

The compensation committee, under the authority granted to it by the Board of Directors, has historically granted stock options on an annual basis following the end of the fiscal year and at the same time as base salary and cash bonus decisions are made consistent with its executive incentive compensation program as described herein. Grants are made to officers and other key employees based on the same goals and objectives and individual performance assessments as are applied to determine cash bonus awards. Options are granted by the committee only at regular or special meetings, or by unanimous written consent. Although our chief executive officer makes recommendations regarding the number of options and other equity-based awards that are granted based on his performance assessment, the committee has not delegated to the chief executive officer or any other officer the ability to make these grants. The committee’s normal practice is to condition the vesting of stock options on the passage of time.

For fiscal year 2007, the committee granted a portion of long-term equity-based compensation in the form of restricted stock that will vest in equal annual installments of twenty-five percent per year beginning one year following the date of grant. These grants also carry an accelerated vesting provision that allows each 25 percent tranche of the total grant to vest upon appreciation of 20 percent, 44 percent, 73 percent and 100 percent of the market value of our common stock after the date of grant. Because of the disproportionate expense of options under SFAS 123(R) compared to other forms of equity benefit, and because restricted stock represents a benefit less susceptible to our highly volatile stock price, we have granted a portion of our equity-based benefits in the form of restricted stock. We retain custody of the restricted stock shares until they are no longer subject to the restriction. The remainder of the fiscal year 2007 long-term equity award was made in the form of nonqualified stock options priced at the closing price of the underlying common stock on the date of grant. The stock options have a five-year term and vest in equal annual installments of twenty-five percent beginning one year following the date of grant.

Retirement Benefits. Our policy is to provide an attractive benefit package to all employees. All of our executive officers, to the extent they meet plan eligibility requirements, are entitled to participate in our 401(k) retirement savings plan on the same basis as other employees. In addition, our chief executive officer is also the beneficiary of a Supplemental Executive Retirement Deferred Compensation Agreement that provides for annual contributions by the Company in amounts that are calculated to provide a target benefit following retirement at age 65 in an amount equal to fifty percent of base salary for ten years, with smaller benefits paid in the event of retirement prior to age sixty-five. Because our chief executive officer is a highly valued employee, this Agreement has been structured as both a retirement supplement and retention vehicle incorporating non-compete and non-disclosure provisions. The annual contribution is made to a self-directed investment account in an amount calculated to provide the target benefit at retirement assuming a reasonable rate of return and anticipated increases in annual base salary. Benefits, if any, actually paid following retirement are dependent on the performance of the investment account and the balance of the fund at the time of retirement. In 2007, a contribution of $204,599 was made for the benefit of our chief executive officer under this Agreement.

During 2004, and based on extensive surveys of industry compensation practices, our compensation committee determined that our least competitive benefit, in relation to industry comparables, was executive retirement benefits. Accordingly, our compensation committee recommended, and our Board approved, a supplemental retirement program for our other executive officers. This program conditions entitlement to retirement benefits on a minimum level of corporate performance against the same objectives used to determine incentive compensation, allows for increased benefits if the Company performs in excess of Plan, recognizes that the Company has, in the past, relied on stock options to make up for the lack of traditional retirement programs and recognizes that use of stock options in the future may be less desirable to the Company due to the changing accounting environment. Contributions range from 6 percent of base salary if corporate performance is assessed at 85-90 percent of goal to 14 percent of base salary if corporate performance is assessed at over 110 percent of goal. For fiscal year 2007, a total contribution of $62,968 was made, divided between the five eligible executives, in an amount equal to 7 percent of each executive’s base salary, based on an 81.4 percent corporate performance assessment. The benefits under this supplemental retirement program are accrued during the term of each officer’s employment, are invested at the discretion of each individual officer in the same menu of investments made available to employees under our 401(K) retirement savings plan, and are paid out in equal annual payments for ten years following a termination of employment or a change-in-control in the company, based on the total amount accrued in the individual officers account at the time of termination.

Other Personal Benefits. We also provide other welfare benefits to our executive officers in order to achieve a competitive total pay package. We believe we offer a minimal amount of perquisites. The compensation committee believes that these benefits are reasonable, competitive and consistent with our overall executive compensation objectives. These other benefits consist  of Company-paid premiums for life insurance, tax preparation and financial planning services, automobile allowances and health club dues. Benefits provided to all executive officers, above those provided to all employees, aggregated less than $75,000 in 2007. Company executive compensation practices exclude purely personal forms of benefits, such as spousal travel reimbursement, vacation payouts and private aircraft.

Severance and Change in Control Agreements. We do not have contracts with any executive officer, including our chief executive officer, that provide for severance benefits. We have, in the past, entered into severance agreements with executive officers when their employment is terminated that provided the executive with some form of severance benefit in exchange for acknowledgement of continuing confidentiality covenants, covenants against competition and liability releases. We may consider entering into severance agreements in the future depending on the circumstances at the time.

In 1999, our Board approved a Change in Control Termination Pay Plan (the “Plan”) that provides, at the discretion of the Board, salary and benefit continuation payments to the chief executive officer and other executive officers, together with selected key management and technical personnel, in the event they are terminated within twenty-four months of a change in control. The definition of a change in control for purposes of the Plan is described in this proxy under the section, “Change in Control.”  We created the Plan, with this definition, in order to provide assurances that the livelihood of the persons covered by the Plan would not be adversely affected by a transaction in the nature of an acquisition, and to make certain that the officers would not work against a transaction that might be in the best interest of our shareholders.

Under the Plan currently in effect, the chief executive officer is eligible to receive a three-year salary and benefit continuation and the other executive officers a two-year salary and benefit continuation. In addition, other key management and technical personnel are entitled to salary and benefit continuation benefits ranging in duration from six to twenty-four months. The Plan also provides that any unvested restricted stock and stock options would become immediately exercisable upon the change in control event.

The Plan provides that the chief executive officer and one other executive officer are eligible for reimbursement of excise taxes paid or payable by them under the Internal Revenue Service Code Section 280(g). In the event that any payment or other benefit conferred by the Company to or for the benefit of the chief executive officer under the Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the chief executive officer is entitled to receive an additional payment from us equal to 100 percent of any excise tax actually paid or payable.

The Board of Directors has approved additional variable payments upon a change in control notwithstanding employment status following a change in control. The amount of the pool available for such payments is limited, in aggregate, to between two and four percent of the value of Possis at the time of the change in control. The percentage applied is based on the extent to which the change in control agreement price exceeds the value of the corporation prior to public announcement of the acquisition. The value of the corporation for this purpose is equal to the closing stock price averaged over the thirty days prior to announcement of a change in control agreement times the number of shares issued and outstanding on the date of announcement. If the change in control agreement price is less than 11 percent above the value of the corporation, then no bonus pool is created. If the change in control agreement price is between 11 percent and 20 percent, then a pool of 2 percent of the value of the Company at the time of the change in control is created. The available pool increases in increments to a maximum of 4 percent if the premium exceeds 50 percent. At present, our chief executive officer is entitled to 30 percent of the bonus pool, other executive officers are entitled to 10 percent of the bonus pool and 20 percent is unallocated but awardable to executive officers or other key employees at the discretion of the board of directors.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to it’s chief executive officer during a tax year or to any of the company’s most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the company’s shareholders).

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed with management the section of this proxy statement entitled, “Compensation Discussion and Analysis,” which is required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the section entitled, “Compensation Discussion and Analysis,” be included in the proxy statement.

Compensation Committee of the Board of Directors

Donald C. Wegmiller, Chairman

Seymour J. Mansfield

Mary K. Brainerd

Summary Compensation Table

The following table summarizes all compensation paid to or earned by our chief executive officer, our chief financial officer, and the three other most highly compensated executive officers (“named executive officers”) for services rendered to the Company during fiscal year 2007.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Robert G. Dutcher, Chairman, President and Chief Executive Officer	2007	$358,555	$67,288	$118,011	$194,800	$17,111	$755,765

Jules L. Fisher, Vice President and Chief Financial Officer	2007	$190,898	$31,176	$54,627	$108,200	$15,402	$400,303

Irving R. Colacci, Vice President, Legal Affairs and Human Resources, General Counsel and Secretary, and Chief Governance Officer	2007	$181,757	$31,176	$54,627	$98,200	$17,317	$383,077

James D. Gustafson, Senior Vice President, Research, Development, Engineering, Clinical Evaluation, and Chief Quality Officer	2007	$180,786	$31,176	$54,627	$110,200	$14,249	$391,038

Shawn F. McCarrey, Executive Vice President, Worldwide Sales and Marketing	2007	$194,215	$43,473	$54,627	$162,700	$15,924	$470,939

(1) The Stock Awards and Option Awards columns represent the dollar amount of restricted stock and stock option awards to each officer in August 2006 under our Incentive Compensation Plan that created accounting expense beginning in fiscal year 2007. These awards were based on an assessment of corporate and individual performance as measured against corporate goals and objectives established by the Board of Directors and an assessment of individual performance based on the recommendations of the Company’s chief executive officer. The Compensation Committee assessed the individual performance of the chief executive officer directly. The dollar amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the year ended July 31, 2007, in accordance with FAS123(R), which placed a value of $4.17 on each stock option and $8.66 on each share of restricted stock (the closing price of the stock on the August 15, 2006, grant date).

(2) The dollar amounts shown in the Non-Equity Incentive Plan Compensation column represent cash bonus incentive payments made in August 2007 pursuant to our Incentive Compensation Plan for performance during the fiscal year ended July 31, 2007. No bonus was paid to any named executive officer that was either discretionary, guaranteed and/or made outside of the Incentive Compensation Plan. All cash bonuses were based on an assessment of corporate and individual performance as measured against corporate goals and objectives established by the Board of Directors and an assessment of individual performance based on the recommendation of the Company’s chief executive officer. The Compensation Committee assessed the individual performance of the chief executive officer directly.

(3) The All Other Compensation column represents the value of Company contributions to each officer’s 401(K) Plan, the value of the use of a company-owned automobile, amounts paid on each officer’s behalf for tax return preparation and financial planning services, company-paid premiums for excess life insurance coverage, the amount of company-paid health club dues and membership fees, and the amount of Medicare tax paid by the Company that is associated with the benefits provided and included in the listing of All Other Compensation, as reflected below:

Name and Principal Position	Contributions to 401(K) Plan	Excess Life Insurance Premiums	Health Club Dues	Financial Planning and Income Tax Preparation	Automobile Benefit	Medicare Tax Paid on W-2 Gross-Up	Total

Robert G. Dutcher	$6,008	$792	$996	$1,174	$7,992	$150	$17,112
Jules L. Fisher	$5,986	$276	$372	$882	$8,125	$132	$15,401
Irving R. Colacci	$6,757	$276	$1,827	$1,343	$6,964	$149	$17,316
James D. Gustafson	$5,764	$276	$0	$1,419	$6,671	$119	$14,249
Shawn F. McCarrey	$6,895	$180	$0	$880	$7,956	$13	$15,924

Grants of Plan-Based Awards

The following table summarizes all plan-based award grants to each of the named executive officers during fiscal year 2007. Please refer to the Compensation Discussion and Analysis sections entitled, “Determination of Compensation Award”, “Short-Term Incentive Bonus” and “Long-Term Equity Awards”, for an explanation of how plan-based awards are determined.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target(3)	Maximum	or Units(4)	Options(5)	Awards	Awards(7)
		($)	($)	($)	(#)	($)	(#)	(#)	(#)	($/Sh)(6)	($)

Robert G.	2/16/07					81,187
Dutcher	2/16/07	N/A	231,000	N/A	N/A	37,500	N/A
	8/15/06								28,300	$8.66	118,011
	8/15/06							7,770			67,288

Jules L.	2/16/07					49,795
Fisher	2/16/07	N/A	127,200	N/A	N/A	17,300	N/A
	8/15/06								13,100	$8.66	54,627
	8/15/06							3,600			31,176

Irving R.	2/16/07					49,795
Colacci	2/16/07	N/A	115,500	N/A	N/A	17,000	N/A
	8/15/06								13,100	$8.66	54,627
	8/15/06							3,600			31,176

James D.	2/16/07					49,795
Gustafson	2/16/07	N/A	128,100	N/A	N/A	17,300	N/A
	8/15/06								13,100	$8.66	54,627
	8/15/06							3,600			31,176

Shawn F.	2/16/07					49,795
McCarrey	2/16/07	N/A	192,400	N/A	N/A	17,300	N/A
	8/15/06								13,100	$8.66	54,627
	8/15/06							5,020			43,473

(1) Cash bonus awards are granted following the end of the fiscal year based on corporate and individual performance during the preceding fiscal year. The Target award is determined at the beginning of the fiscal year. No pre-determined threshold is specified at the beginning or duruing the fiscal year that must be met in order to support an award at the end of the year, but the Board retains the discretion to decline to grant an award if corporate performance is determined to be so poor as to not support incentive awards. In the event the corporate performance exceeds the plan, the Board retains the discretion to grant awards in excess of targets specified at the beginning of the fiscal year.

(2) Equity incentive awards are granted consistent with the policy and procedure governing non-equity incentive awards (see above).

(3) Represents the target dollar value of restricted stock that will be awarded if, following the close of the fiscal year, corporate and individual performance is assessed at 100 percent. The number of shares awarded is calculated by dividing the dollar award by the stock price on the date of grant.

(4) Consists of restricted stock awards granted consistent with the policy and procedure governing cash and stock option incentive awards (see above).

(5) The stock options listed in this column were awarded based on corporate and individual performance as measured against pre-determined goals and objectives for the applicable fiscal year performance. Each grant of stock options vest 25% per year beginning one year following the dated of grant, provided the recipient of the grant is employed by Company at the time the grant vests.

(6) The exercise price of all option awards is the closing market price of Possis Medical common stock on the date of grant.

(7) Values are calculated for the 8/15/06 restricted stock grants listed in the column entitled, “All Other Awards:  Number of shares of Stock or Units,” using the closing price of the underlying stock on the date of grant, which was $8.66. The value of the stock options granted on 8/15/06 was calculated based on the $4.17 value per option applied by the Company for accounting purposes consistent with FAS123(R).

Outstanding Equity Awards At Fiscal Year-End

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding as of July 31, 2007, the end of our fiscal year 2007. The market value or payout value of unexercised shares that have not vested is based on the closing price of Possis Medical common stock on July 31, 2007, which was $11.66.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Robert G. Dutcher	9/24/1997	24,000	(1)				14.38	9/24/2007
	9/14/1998	30,000	(1)				5.81	9/13/2008
	8/12/1999	90,000	(1)				8.63	8/12/2009
	8/7/2000	18,000	(1)				6.13	8/7/2010
	8/7/2000	72,000	(1)				6.13	8/7/2010
	11/2/2000	47,200	(1)				5.88	11/2/2010
	1/16/2001	18,489	(2)				5.56	1/16/2011
	4/3/2001	80,000	(1)				3.94	4/3/2011
	9/10/2002	57,400	(1)				12.10	9/10/2012
	8/28/2003	37,350	(1)	12,450			18.69	8/28/2013
	9/17/2004	28,150	(1)	28,150			17.25	9/17/2014
	8/29/2005	13,825	(3)	41,475			12.57	8/29/2010
	8/15/2006	––		28,300	(3)		8.66	8/15/2011
	2/16/2007					37,500			7,301	81,187

Jules L. Fisher	5/11/2005	15,000	(4)	5,000			8.91	5/11/2015
	8/15/2006	––		13,000	(1)		8.66	8/15/2011
	2/16/2007					17,300			4,478	49,795

Irving R. Colacci	9/24/1997	14,300	(1)				14.38	9/24/2007
	9/14/1998	20,000	(1)				5.81	9/14/2008
	8/12/1999	20,000	(1)				8.63	8/12/2009
	8/12/1999	10,000	(1)				8.63	8/12/2009
	8/7/2000	13,500	(1)				6.13	8/7/2010
	8/7/2000	26,500	(1)				6.13	8/7/2010
	11/2/2000	19,600	(1)				5.88	11/2/2010
	4/3/2001	25,000	(1)				3.94	4/3/2111
	9/10/2002	22,000	(1)				12.10	9/10/1012
	8/28/2003	14,925	(1)	4,975			18.69	8/28/2013
	9/17/2004	10,550	(1)	10,550			17.25	9/17/2014
	8/29/2005	5,775	(3)	17,325			12.57	8/29/2010
	8/15/2006	––		13,100	(3)		8.66	8/15/2011
	2/16/2007					17,300			4,478	49,795

James D. Gustafson	9/24/1997	14,600	(1)				14.38	9/24/2007
	9/14/1998	20,000	(1)				5.81	9/14/2008
	8/12/1999	20,000	(1)				8.63	8/12/2009
	8/12/1999	10,000	(1)				8.63	8/12/2009
	8/7/2000	13,500	(1)				6.13	8/7/2010
	8/7/2000	16,500	(1)				6.13	8/7/2010
	1/2/2000	17,000	(1)				5.88	11/2/2010
	4/3/2001	35,000	(1)				3.94	4/3/2111
	9/10/2002	21,700	(1)				12.10	9/10/1012
	8/28/2003	4,875	(1)	14,625			18.69	8/28/2013
	9/17/2004	11,400	(1)	11,400			17.25	9/17/2014
	8/29/2005	5,775	(3)	17,325			12.57	8/29/2010
	8/15/2006	––		13,100	(3)		8.66	8/15/2011
	2/16/2007					17,300			4,478	49,795

Shawn F. McCarrey	12/1/1998	10,000					8.38	12/1/2008
	8/12/1999	15,000					8.63	8/12/2009
	8/7/2000	15,000					6.13	8/7/2010
	9/6/2000	10,023					7.69	9/6/2010
	11/2/2000	8,500					5.88	11/2/2010
	4/3/2001	25,000					3.94	4/3/2111
	9/10/2002	20,000					12.10	9/10/1012
	8/28/2003	19,900					18.69	8/28/2013
	9/17/2004	10,600		10,600			17.25	9/17/2014
	8/29/2005	5,775	(3)	17,325			12.57	8/29/2010
	8/15/2006	––		13,100	(3)		8.66	8/15/2011
	2/16/2007					17,300			4,478	49,795

(1) Stock Options vested 25% per year beginning one year following the date of grant and expire after ten years.

(2) Vested in full August 1, 2001.

(3) Stock options vest 25% per year beginning one year following the date of grant and expire after 5 years.

(4) Vest 25% per year beginning July 31, 2005.

(5) Represents the number of shares of restricted stock that would be awarded following the end of the fiscal year if 100 percent of the target dollar amount is earned based on corporate and individual performance against incentive plan objectives, using the closing price of the stock on July 31, 2007, for purposes of calculations.

(6) Represents the dollar value of restricted stock that would be awarded following the end of the fiscal year if corporate and individual performance is assessed at 100 percent of Plan objectives.

Option Exercises and Stock Vested

The table below includes information related to stock options exercised by each of the named executive officers and restricted stock awards that vested during fiscal year 2007. The table also includes the value realized for such stock options and restricted stock. For stock options, the value realized on exercise is equal to the difference between the fair market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Robert G. Dutcher	—	—	7,770	99,223
Jules L. Fisher	—	—	3,600	45,972
Irving R. Colacci	10,000	91,500	3,600	45,972
James D. Gustafson	—	—	3,600	45,972
Shawn F. McCarrey	—	—	5,020	64,105

Nonqualified Deferred Compensation

The table below includes information with respect to the deferral of compensation on a basis that is not tax-qualified for each of the named executive officers for fiscal year 2007. A narrative description of the material factors necessary to understand the information in the table is provided below.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Robert G. Dutcher	—	204,559	92,528	—	969,705
Jules L. Fisher	—	10,800	1,171	—	11,971
Irving R. Colacci	—	10,380	3,293	—	26,865
James D. Gustafson	—	10,320	1,409	—	24,802
Shawn F. McCarrey	—	11,100	2,310	—	26,349

As described in the section of this proxy statement entitled, “Compensation Discussion and Analysis,” we have established a deferred compensation plan for our chief executive officer and a second plan for our other executive officers. These plans are designed as retirement plans and the participants make no individual contributions into their own accounts. Amounts contributed by

Possis are invested into self-directed accounts that, for the named executive officers other than our chief executive officer, mirror investment options available under our 401(K) plan, and for our chief executive officer into an investment vehicle chosen by an investment committee established by the compensation committee of the board of directors in consultation with Mr. Dutcher. Participant account balances are fully vested and will be paid to each executive officer over a ten-year period following retirement.

Potential Payments Upon Termination or Change of Control

Named executive officers are not entitled to any benefits upon death, disability, early retirement, normal retirement or termination other than those benefits that are offered to all employees and the deferred compensation plans described above. Named executive officers and a limited number of other key employees are, however, entitled to participate in our Change in Control Termination Pay Plan and have agreements under that Plan that provide benefits in the event of a change in control, as described below.

On September 15, 1999, our Board of Directors approved a Change in Control Termination Pay Plan that provides salary and benefit-continuation payments to executive officers and selected key management and technical personnel in the event they are terminated within twenty-four months of a change in control. The plan provides for a three-year salary and benefit continuation for the chief executive officer and two-year salary and benefit continuations for other named executive officers. Additional key management and technical personnel are entitled to salary and benefit continuation benefits ranging in duration from six to twenty-four months.

The Board of Directors has approved additional payments to the named executive officers that are not dependent upon a termination of employment following a change in control. This Cash Transaction Bonus provision establishes a pool of available cash for such payments limited to, in aggregate, between two and four percent of the value of Possis at the time of the change in control, but only if the value of the transaction meets a minimum threshold. The percentage applied is based on the extent to which the change in control agreement price exceeds the value of the corporation prior to public announcement of the acquisition, as measured by the number of Company shares issued and outstanding times the stock price averaged over the thirty days prior to announcement of a change in control agreement. The applicable premium and bonus percentages are as follows:  if the premium is less than 11%, no bonus pool is created. If the premium is 11-20%, the bonus goal is 2% of the value of the corporation. If the premium is 21-30%, the bonus pool is 2.5% of the value of the corporation. If the premium is 31-40%, the bonus pool is 3% of the value of the corporation. If the premium is 41-50%, the bonus pool is 3.5% of the value of the corporation. If the premium is great than 50%, the bonus pool is 4% of the value of the corporation.

At present, only executive officers are entitled to payments from the Cash Transaction Bonus pool. The Board of Directors, however, retains the discretion to add key employees as circumstances warrant. The Company’s chief executive officer is currently entitled to 30% of the resulting bonus pool; the other named executive officers are entitled to 10% of the resulting bonus pool; and 20% of the bonus pool is currently reserved for assignment to these or other employees at the discretion of the Board.

For purposes of the Plan, a Change in Control is defined as:

(a) a change in control we would be required to report under the SEC’s proxy rules;

(b) our public announcement that any person or entity, or group of persons and entities acting together, has become the “beneficial owner” of more than 25% of our voting stock unless the acquisition was approved in advance by those members of our board not affiliated with the acquiring person or representing more than 50% of our voting regardless of such approval; or

(c) the announcement of a tender offer by any person or entity for 20% or more of our voting stock that has not been approved by our Board; or

(d) a change in our board where a majority of new directors have not been nominated by our current directors or their successors; or

(e) shareholder approval of (i) a business combination where we are not the successor corporation or where our stock is converted into cash, securities or other property; or (ii) any sale, lease, exchange or other transfer of all or substantially all of our assets of the Employer; or (iii) any plan of liquidation or dissolution of the Employer.

The table below reflects estimated benefits for our named executive officers under their current change in control agreements, assuming that the change of control occurrs during our fiscal year 2008.

Name	Salary Continuation	FY 2008 Incentive Cash Bonus	Cash Transaction Bonus Pool Amount(1)	Health & Welfare Continuation	Outplacement Benefit	Auto/Tax/ Health Club Continuation	Estimated Tax Gross-Up	Total
Robert G. Dutcher	$1,170,000	$260,000	$2,345,620	$36,000	$20,000	$36,000	$2,345,225	$6,212,845
Irving R. Colacci	$380,000	$120,000	$781,873	$24,000	$15,000	$24,000	N/A	$1,344,873
Jules L. Fisher	$400,000	$131,000	$781,873	$24,000	$15,000	$19,200	N/A	$1,371,073
James D. Gustafston	$379,200	$133,000	$781,873	$24,000	$15,000	$19,200	N/A	$1,352,273
Shawn F. McCarrey	$408,000	$200,000	$781,873	$24,000	$15,000	$19,200	N/A	$1,448,073

(1) For purposes of the Table, the amounts shown in the Cash Transaction Bonus Pool column assumes a sale of the company at a 30% premium over a stock price of $13.69, the closing price of Possis stock on October 1, 2007, and that 17,573,145 shares were outstanding at the time of the change in control.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information on equity compensation plans under which equity securities of the Company are authorized for issuance, as of July 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)
Equity compensation plans approved by Security holders (1)	3,324,666	$11.12	370,764
Equity compensation plans not approved by Security holders	None	N/A	None
Total	3,324,666	$11.12	370,764

(1)  Includes our 1992 and 1999 Stock Compensation Plans.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO ACCOUNTANTS

Payment of Fees to Accountants

The following table presents fees billed for professional services rendered for the audit of our annual financial statements for fiscal years 2006 and 2007 and fees billed for other services provided by the our independent auditors in each of the last two fiscal years.

	Fiscal Year 2006	Fiscal Year 2007
Audit Fees (1)	$273,703	$367,304
Audit-Related Fees (2)	$89,395	$20,948
Tax Fees (3)	$95,392	$125,688
All Other Fees (4)	$19,770	$—

(1)  Audit Fees consisted of fees billed by Deloitte & Touche LLP for services rendered in auditing our financial statements for fiscal years 2006 and 2007, and reviewing the financial statements included in our quarterly reports on Form 10-Q for fiscal years 2006 and 2007, and services related to Sarbanes-Oxley 404 certification.

(2)  Audit-Related Fees consisted of fees for fiscal year 2005 and 2006 audits of our 401(k) Plan and fees related to special projects in connection with business initiatives during fiscal year 2006.

(3)  Tax Fees consisted of preparation of fiscal year 2005 and 2006 corporate income tax returns, and consultation on international tax issues.

(4)  All Other Fees consists of analysis of our Change in Control Termination Pay Plan.

Prior to engagement of our auditors to render audit or non-audit services, the engagement is approved by our Audit Committee.

Our Audit Committee has determined that the provision of non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP.

Report of the Audit Committee of the Board of Directors

The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls.

The Audit Committee operates under a written charter adopted by the Board of Directors. All of the members of the Audit Committee are independent for purposes of current Nasdaq listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of Possis for the fiscal year ended July 31, 2007 with management. The Audit Committee has discussed with Deloitte & Touche LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Possis Annual Report on Form 10-K for the fiscal year ended July 31, 2007 for filing with the SEC.

Audit Committee of the Board of Directors

Whitney A. McFarlin, Chair

William C. Mattison, Jr.

Rodney A. Young

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal Number Two)

We are submitting the selection of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending July 31, 2008, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection.

Deloitte & Touche LLP has been our independent auditor since July 31, 1960. Representatives of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 2008. The enclosed proxy will be voted FOR the appointment unless a contrary specification is made.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy solicitation materials for our next annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at our principal executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 5, 2008. Pursuant to our bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting no later than July 5, 2008. Such notice should be sent to the Corporate Secretary at our principal executive offices, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Shareholder proposals that are submitted after July 5, 2008 may not be presented in any manner at the 2008 Annual Meeting of Shareholders.

OTHER MATTERS

Our Board of Directors is aware of no other matter that will be presented for action at the annual meeting. If, however, other matters do properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K may be obtained without charge by any beneficial owner of our common shares on the record date upon written request addressed to Investor Relations, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.

By Order of the Board of Directors

IRVING R. COLACCI,

Vice President, General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

POSSIS MEDICAL, INC. 9055 EVERGREEN BLVD. NW MINNEAPOLIS, MN 55433-8003

If you would like to reduce the costs incurred by Possis Medical, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Possis Medical, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	POSMD1	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

POSSIS MEDICAL, INC.

The Board of Directors Recommends a Vote FOR
Items 1, 2 and 3.
		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors		All	All	Except

		☐	☐	☐
1.	Election of directors
Nominees:
	01) Robert G. Dutcher	05) Whitney A. McFarlin
	02) Mary K. Brainerd	06) Donald C. Wegmiller
	03) Seymour J. Mansfield	07) Rodney A. Young
04) William C. Mattison, Jr.
					For	Against	Abstain
Vote On Proposals

2.	PROPOSAL TO RATIFY SELECTION OF Deloitte & Touche LLP as our independent auditors.				☐	☐	☐

3.	In his discretion, the Proxy is hereby authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.				☐	☐	☐

PLEASE REMEMBER TO DATE THIS PROXY. Please sign below exactly as name appears hereon. Executors, administrators, trustees, guardians, etc, should so indicate when signing. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Please return promptly in the enclosed addressed envelope.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

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POSSIS MEDICAL, INC.

PROXY FOR ANNUAL SHAREHOLDERS’ MEETING
December 13, 2007 4:00 p.m.

Dorsey & Whitney LLP 50 South Sixth Street, 15th floor Minneapolis, Minnesota 55402

POSSIS MEDICAL, INC.
9055 Evergreen Boulevard, N.W. Minneapolis, Minnesota 55433-8003

This Proxy is solicited by the Board of Directors of the Corporation.

The undersigned hereby appoints Irving R. Colacci and Jules L. Fisher as Proxies, with the power to appoint their substitute, and the undersigned hereby authorizes them to represent and vote, as designated on the reverse side, all Common Shares of Possis Medical, Inc., a Minnesota corporation, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Possis Medical, Inc. to be held at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th floor, Minneapolis, Minnesota 55402, on the 13th day of December 2007, at 4:00 p.m., or any adjournments thereof.

See reverse for voting instructions.